EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement (Form S-3) pertaining to IMPCO Technologies, Inc. for the registration of common stock of IMPCO Technologies, Inc. and in the related Prospectus to be filed on January 20, 2005 of our report dated September 16, 2003, with respect to the financial statements of The IMPCO Investment and Tax Savings Plan included in its Annual Report (Form 11-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 20, 2005